Summary Translation	Exhibit 4.42

Maximum Mortgage Contract

Contract No.:2012JIYINZUIBAOZIDI12120243

Mortgagor :Ganglian Finance Leasing Co., Ltd

Mortgagee : CITIC Shijiazhuang Branch

Signing Date : March 6, 2012

Mortgage Definition : To ensure multiple loans Party B (Pledgee) has lent to Hebei Xuhua Trade Co., Ltd, Party A (Pledgor) is willing to provide the Maximum Pledge Guarantee hereunder for Party B.

Maximum Amount: RMB260, 000,000

Mortgage Term : From March 6, 2012 to August 29, 2013